AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2001
                                                       REGISTRATION NO. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 --------------
                              M.D.C. HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                                        84-0622967
(STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORTANIZATION)                              NUMBER)


                                 --------------
                             3600 S. Yosemite Street
                                    Suite 900
                             Denver, Colorado 80237
                                 (303) 773-1100
                   (Address, including zip code and telephone
                         number, including area code, of
                        registrant's principal executive
                                     office)

                              Daniel S. Japha, Esq.
                       Vice President of Law and Secretary
                       3600 S. Yosemite Street, Suite 900
                             Denver, Colorado 80237
                                 (303) 773-1100
  (Name, address, including zip code and telephone number, including area code, of agent for service)
                                 --------------
                                    COPY TO:
                             Stephen E. Brilz, Esq.
                            Holme Roberts & Owen LLP
                         1700 Lincoln Street, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000

                                 --------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 --------------

                         CALCULATION OF REGISTRATION FEE

--------------------------- ------------------ -------------------------- -------------------------- -----------------


  Title of Each Class of      Amount to be         Proposed Maximum           Proposed Maximum          Amount of
     Securities to be          Registered         Offering Price per         Aggregate Offering      Registration Fee
        Registered                                       Share                      Price
--------------------------- ------------------ -------------------------- -------------------------- -----------------
--------------------------- ------------------ -------------------------- -------------------------- -----------------

Common Stock,               121,397 Shares     $31.20 (1)                 $3,787,587                 $947
$.01 par value
--------------------------- ------------------ -------------------------- -------------------------- -----------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sale prices reported on The New York Stock Exchange on August 30, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                SUBJECT TO COMPLETION, DATED __________ __, 2001

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[GRAPHIC OMITTED - LOGO]

PROSPECTUS

                                 121,397 SHARES
                              M.D.C. HOLDINGS, INC.
                                  COMMON STOCK

     All of the 121,397 shares of our common stock are being sold by the selling stockholder. We will not receive any proceeds from the sale of shares by the selling stockholder.

     The sale of the shares may occur from time to time:

         o     in transactions on The New York Stock Exchange,

         o     in privately negotiated transactions, or

         o     in combination of various methods of sale.

         o     The sales of the shares may occur from time to time:

         o     at fixed prices that may be changed,

         o     at market prices prevailing at the time of sale,

         o     at prices related to such prevailing prices, or

         o     at negotiated prices.

         The selling stockholder may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     We have agreed, among other things, to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale of the shares being offered by the selling stockholder. We have agreed to indemnify the trustees of the selling stockholder and certain other persons against certain liabilities, including liabilities under the federal securities laws.

     Our common stock is quoted on The New York Stock Exchange under the symbol "MDC." The last reported sales price of our common stock on The New York Stock Exchange on ________ __, 2001 was $____ per share.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is _________ __, 2001

                                TABLE OF CONTENTS


Prospectus Summary..........................................................3
Risk Factors................................................................4
Description of Common Stock.................................................6
Use of Proceeds.............................................................8
Selling Stockholder.........................................................9
Plan of Distribution........................................................9
Legal Matters..............................................................10
Experts....................................................................10
Where You Can Find More Information........................................10
Incorporation of Certain Information We File with the SEC..................11

In this prospectus, "MDC," "we," "us," and "our" each refer to M.D.C. Holdings, Inc., and "selling stockholder" refers to M.D.C. Holdings, Inc. Charitable Foundation.

-----------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS PROSPECTUS REFERS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.

THE COMPANY

     M.D.C. Holdings, Inc. is a Delaware corporation which was formed in 1972. MDC's primary business is owning and managing subsidiary companies that build homes under the name "Richmond American Homes." MDC also owns and manages HomeAmerican Mortgage Corporation which originates mortgage loans, primarily for MDC's home buyers, American Home Insurance Agency Inc., which sells casualty insurance products to the Company's home buyers and American Home Title and Escrow, Inc. which provides title insurance and closing services for the Company's customers.

The Homebuilding Companies

     MDC, whose subsidiaries build homes under the name "Richmond American Homes," is one of the largest homebuilders in the United States. MDC is a major regional homebuilder with a significant presence in some of the country's best housing markets. Richmond American Homes is the largest homebuilder in metropolitan Denver; among the top five homebuilders in northern Virginia, Phoenix, Tucson and Colorado Springs; and among the top ten homebuilders in suburban Maryland, Las Vegas, Southern California and Northern California.

Our Homebuilding Strategy

     We focus on building quality homes at affordable prices. Most of our home buyers are buying either their first or second home.

Home Selling Prices

     Most of our homes range in price from approximately $90,000 to $370,000, although some homes we build cost as much as $1,300,000. In 2000, the average selling price of our homes was $227,300 compared with $211,400 in 1999.

HomeAmerican Mortgage Corporation

     Home American Mortgage Corporation, our wholly owned mortgage company, provides mortgage loans to most of our home buyers. For the convenience of the home buyers, we have loan offices in all of the locations where we build homes.

Location of Executive Offices

     The principal executive offices of MDC are at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (telephone (303) 773-1100). We also offer homes and mortgages through our Internet web site.

     You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS PRIOR TO PURCHASING THE COMMON STOCK OFFERED HEREBY.

General Economic Conditions

     The homebuilding industry is cyclical and is affected significantly by changes in general and local economic conditions, such as employment levels, availability of financing for home buyers, interest rates, consumer confidence and housing demand. In addition, homebuilders are subject to various risks, including overbuilding, availability and cost of building lots, materials and labor, weather conditions, delays in construction schedules, cost overruns, changes in governmental regulation and increases in real estate taxes and other local government fees. The Company and its competitors also are impacted by federal, state and local statutes and rules regulating environmental matters, zoning, building design and density requirements, as they affect the availability and cost of lots, the cost of building homes and the timing of homebuilding activities.

Mortgage Interest Rates

     The Company's homebuilding and mortgage lending operations are dependent upon the availability and cost of mortgage financing. Increases in home mortgage interest rates may reduce the demand for homes and home mortgages and, generally, will reduce home mortgage refinancing activity. The Company is unable to predict the extent to which recent or future changes in home mortgage interest rates will affect operating activities and results of operations.

Competition

         The real estate industry is fragmented and highly competitive. MDC competes with numerous homebuilders, including a number of homebuilders that are substantially larger and have greater financial resources than the Company. The Company also competes with subdivision developers and land development companies, some of which are themselves homebuilders or affiliates of homebuilders. Homebuilders compete for customers, land, building materials and subcontractor labor. Competition for home orders primarily is based upon price, style, financing provided to prospective purchasers, location of property, quality of homes built, warranty service and general reputation in the community. MDC, through HomeAmerican, also competes with numerous banks, thrifts and other mortgage bankers, many of which are larger and have greater resources than the Company.

Regulation

     The Company is subject to continuing compliance requirements mandated by applicable federal, state and local statutes, ordinances, rules and regulations, including zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws, mortgage association rules and regulations and health and safety regulations and laws (including, but not limited to, those of the Occupational Safety and Health Administration). Various localities in which the Company operates have imposed (or may impose in the future) fees on developers to fund schools, open space, road improvements and low and moderate income housing.

     From time to time, various municipalities in which the Company operates restrict or place moratoriums on the availability of utilities, including water and sewer taps. Additionally, certain jurisdictions in which the Company operates have proposed or enacted growth initiatives that may restrict the number of building permits available in any given year. Although no assurances can be given as to future conditions or governmental actions, MDC believes that it has, or can obtain, an adequate number of water and sewer taps and building permits for its land and land under development.

     The homebuilding operations also are affected by environmental considerations pertaining to availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of endangered species, the natural terrain and vegetation (collectively, "Environmental Laws"). The particular Environmental Laws that apply to any given homebuilding project vary greatly according to the site's location, the site's environmental conditions and the present and former uses of the site. These Environmental Laws may (i) result in project delays; (ii) cause the Company to incur substantial compliance and other costs; and/or (iii) prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

Control Relationships

     As of June 30, 2001, Larry A. Mizel, David D. Mandarich and other affiliates of the Company in the aggregate own, directly or indirectly, approximately 25.3% of the Company's outstanding common stock. Such persons may effectively be able to elect the entire board of directors of the Company and control its management, operations and affairs. The large percentage of stock held by these persons could also delay or prevent a change of control.

Natural Disasters

     The climates and geology of many of the states in which the Company operates, including California, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, in such states may be adversely affected.

DESCRIPTION OF COMMON STOCK

     MDC has authorized 100,000,000 shares of common stock. At August 1, 2001, MDC had approximately 24,252,000 shares outstanding. Common stockholders have one vote for each share held of record in any stockholder vote. Common stockholders do not have cumulative voting rights in the election of directors. The board of directors is divided into three classes. The members of each class serve a three-year term.

     MDC is subject to Section 203 of the Delaware General Corporation Law, which limits the ability of a publicly held Delaware corporation to consummate a "business combination" with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

o before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination.

o upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and certain shares held by employee stock plans); or

o following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15% or more of a corporation's outstanding voting stock. For purposes of Section 203, the term "business combination" is defined broadly to include:

o     mergers with or caused by the interested stockholder;

o sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

o the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or other transactions that do not increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or

o receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     MDC's Certificate of Incorporation contains provisions similar to Section 203 of the Delaware General Corporation Law. These provisions require that the holders of 80% of the shares of outstanding voting stock, must approve business combinations with or proposed by an interested stockholder, which includes a beneficial owner of 10% of the outstanding shares of voting stock of MDC. This approval is not required if the transaction is approved by a majority of the continuing directors, which means those directors unaffiliated with the interested stockholder and serving prior to the interested stockholder becoming an interested stockholder, or if minimum price requirements are met.

     The types of business combinations covered by these provisions include:

o     mergers and consolidations with an interested stockholder;

o the transfer by MDC of $15,000,000 or more of assets or securities to an interested stockholder;

o     any proposal for the liquidation or dissolution of MDC; or

o any transaction which has the effect of increasing an interested stockholder's proportionate ownership of MDC's capital stock.

The same provisions also apply to any amendment to MDC's bylaws that is proposed by an interested stockholder.

     In the case of any business combination with an interested stockholder involving payments to holders of common stock, the fair market value per share of the payments would have to be at least equal to the highest of the following:

o the highest price per share of the common stock paid by the interested stockholder during the two years before the public announcement of the proposed business combination or in the transaction in which it became an interested stockholder, whichever is higher; and

o the fair market value per share of the common stock on the date of the public announcement of the proposed business combination or on the date on which the interested stockholder became an interested stockholder, whichever is higher.

"Fair market value" is the highest stock exchange closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the continuing directors.

     All other action by the common stockholder requires:

o     that a majority of the shares be present at a meeting and

o     that a majority of the shares present vote for the action.

     Larry A. Mizel, Chairman of the Board of Directors and Chief Executive officer of MDC and David D. Mandarich, President and Chief Operating Officer of MDC together, beneficially own more than 20% of the outstanding common stock and so have the ability to veto any 80% stockholder vote.

     MDC will pay dividends on the common stock when declared by the board of directors of MDC from funds legally available. MDC's board of directors declared a dividend of $.07 per share on July 24, 2001, payable on August 22, 2001 to stockholders of record on August 8, 2001. On liquidation of MDC, holders of common stock will share in all assets remaining after payment of liabilities, subject to the rights of any outstanding preferred stock. The shares of common stock are not redeemable or convertible, and the holders of common stock have no preemptive or subscription rights to purchase any securities of MDC.

     The transfer agent for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

SELLING STOCKHOLDER

     As of August 28, 2001, the selling stockholder, M.D.C. Holdings, Inc. Charitable Foundation, beneficially owned 121,397 shares of our common stock, all of which may be offered from time to time in connection with this offering, depending on market conditions. The selling stockholder is a not-for-profit, charitable organization with the primary purpose of supporting non-profit charities in communities where we conduct our business. The selling stockholder is funded by MDC and its trustees are officers, directors, or both, of MDC.

PLAN OF DISTRIBUTION

     The selling stockholder or its pledgees, donees, transferees or other successors in interest may offer the shares from time to time. It may sell the shares on The New York Stock Exchange or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. It may sell the shares using one or more of the following methods or other methods, or in any combination of such methods.

         o to broker-dealers acting as principals o through broker-dealers acting as agents o in underwritten offerings o in block trades o in agency placements o in exchange distributions o in brokerage transactions

     The selling stockholder or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling stockholder may grant a security interest in shares owned by it. If the secured parties foreclose on the shares, they may be the selling stockholder.

     Any or all of the sales or other transactions involving the shares described above, whether completed by the selling stockholder, any broker-dealer or others, may be made using this prospectus. In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling stockholders. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholder or by agreement between the selling stockholder and its underwriters, dealers, brokers or agents.

     If required under the Securities Act, the number of the shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discount commissions under the Securities Act.

     The selling stockholder also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholder may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

     We will pay all costs associated with this offering, other than any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes.

LEGAL MATTERS

     The validity of the common stock offered hereby has been passed upon by Daniel S. Japha, Vice President of Law and Secretary of MDC. Mr. Japha holds vested options to purchase 6,186 shares of the MDC's common stock at exercise prices ranging from $10.35 to $16.42 and owns 1,482 shares of MDC's common stock.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of December 31, 2000 and for the year then ended, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, relating to the financial statements as of December 31, 1999 and 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza, Room 10024                     Seven World Trade Center
450 Fifth Street, N.W. Street                   Suite 1300
Washington, D.C.  20549                         New York, New York  10048

                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60661

     You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like MDC, that file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering and the common stock that may be offered by selling stockholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

FILING                          PERIOD

Annual Report on Form 10-K      Year ended December 31, 2000
Quarterly Report on Form 10-Q   Quarters ended March 31, 2001 and June 30, 2001

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                                 Daniel S. Japha
                       Vice President of Law and Secretary
                                                         M.D.C. Holdings, Inc.
                           3600 South Yosemite Street
                                    Suite 900
                             Denver, Colorado 80237
                                 (303) 773-1100

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by MDC in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. MDC will bear all of such expenses. All the amounts shown are estimates, except the registration fee.

Registration Fee......................................................  $  947
Fees and expenses of accountants......................................   7,000
Fees and expenses of counsel to MDC...................................   5,000
Miscellaneous.........................................................   1,500
Total................................................................  $14,447

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws and Certificate of Incorporation of MDC provide for indemnification of the officers and directors of MDC to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding( other than action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Additionally, the Certificate of Incorporation of MDC eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director

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

(i) for a breach of the director's duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; or
(iv) for any transaction from which the director derived an improper personal benefit.

     MDC has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities that may be incurred by the directors and officers of MDC in their capacity as such.

ITEM 16.     EXHIBITS

EXHIBIT NUMBER
              EXHIBITS
4.1           Certificate of Incorporation of the Company.  (1)
4.2 Amendment of the Certificate of Incorporation of the Company filed with the Delaware
              Secretary of State on July 1, 1987.  (1)
4.3           Bylaws of the Company.  (1)
4.4           Amendment to the Bylaws of the Company effective as of March 20,
              1987 (1)
4.5           Common Stock Certificate.  (2)
5.1           Opinion of Daniel S. Japha, Esq.  *
23.1          Consent of Ernst & Young LLP, independent auditors.  *
23.2          Consent of PricewaterhouseCoopers LLP, independent accountants.  *
23.3          Consent of Daniel S. Japha, Esq. (included in Exhibit 5.1)
24.1          Powers of Attorney.  *
----------------
* Filed herewith.
(1) Incorporated by reference from the Company's Quarterly Report on Form 10-Q dated June 30, 1987. (2) Incorporated by reference from the Registration Statement on Form S-3 of the Company (File Number 33-426).

ITEM 17.     UNDERTAKINGS

     (a)     MDC hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) MDC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of MDC's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MDC pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, MDC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MDC of expenses incurred or paid by a director, officer or controlling person of MDC in the successful defense of any action, suit or proceeding) is asserted against MDC by such director, officer or controlling person in connection with the securities being registered, MDC will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 31st day of August, 2001.

                                         M.D.C. HOLDINGS, INC.


                                         By:  /s/ Paris G. Reece III
                                              ----------------------
                                               Paris G. Reece III
                                               Authorized Officer

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following person in the capacity indicated, on the 31st day of August, 2001.

                                          M.D.C. HOLDINGS, INC.


                                          By:  /s/ Gilbert Goldstein
                                               ----------------------------
                                               Gilbert Goldstein
                                               Director of M.D.C. Holdings, Inc.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on the 31st day of August, 2001.

MDC OFFICERS AND DIRECTORS

                                    Principal Executive Officer:
                                        /s/   *
                                        ----------------------------
                                        Larry A. Mizel,
                                        Chairman of the Board of Directors
                                        President and Chief Executive Officer


                                    Chief Operating Officer:
                                        /s/   *
                                        ----------------------------
                                        David D. Mandarich,
                                        Director, Executive Vice President
                                        Real Estate and Chief Operating Officer


                                    Principal Financial and Accounting Officer:
                                        /s/   *
                                        ----------------------------
                                        Paris G. Reece III,
                                        Senior Vice President, Chief Financial
                                        Officer and Principal Accounting Officer

                                    Other Directors:

                                        /s/   *
                                        ----------------------------
                                        David Blackford


                                        /s/   *
                                        ----------------------------
                                        Steven J. Borick

                                        /s/   *
                                        ----------------------------
                                        Herbert T. Buchwald

                                        /s/   *
                                        ----------------------------
                                        William B. Kemper


By:  /s/ Daniel S. Japha
     ----------------------------
      Daniel S. Japha
      Attorney in Fact

                                  EXHIBIT INDEX

EXHIBIT NUMBER
               Description

5.1            Opinion of Daniel S. Japha, Esq.
23.1           Consent of Ernst & Young LLP, independent auditors.
23.2           Consent of PricewaterhouseCoopers LLP, independent accountants.
23.3           Consent of Daniel S. Japha, Esq. (included in Exhibit 5.1)
24.1           Powers of Attorney.